Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the statements made by JanOne, Inc. as filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of JanOne, Inc. filed on June 30, 2023. We agree with the statements concerning our Firm contained therein.

Sincerely,
/s/ Frazier & Deeter, LLC
Tampa, FL